XcelMobility Inc. Provides Corporate Update and Third Fiscal Quarter2013 Financial Results

REDWOOD CITY, CA, Nov 06, 2013 (Menafn - Marketwired via COMTEX) --XcelMobility, Inc. (otcqb:XCLL) XCLL ("Xcel" or the"Company"), a leading wearable computing device development and marketing company, is pleased to announce a corporate update from Founder and Executive Chairman, Mr. Ronald Strauss, and financial results for the Company's third fiscal quarter of 2013 ending September 30, 2013.

Corporate Update Xcel is progressing well upon its plan to build a leading and fast growing wearable computing company as it is currently preparing for Company's most important milestone, the launch of its first wearable computing device. Leading up to this point, during the third fiscal quarter of 2013, the Company made significant headway in growing the business by fully integrating its recent acquisition, Jifu Technology, with its team under one roof in a new, modern, high technology park adjacent to Shenzhen University.Now, with an enhanced infrastructure, reorganized engineering teams and new product development, Xcel is strongly positioned to target and lead key wearable computing segments through the following business segments:

1. Cloud Connected Security Systems - The Security Systems team will deliver location and video enhanced security systems for public and private security forces in China. It is building next generation security and surveillance systems that combine wearable computing ,location-based services and cloud-based advanced solutions for security force tracking and surveillance applications. 2. People/Asset Tracking - The Tracking team will develop and market applications, including the tracking of loved ones, friends, assets and pets. 3. Medical Monitoring - The Medical Monitoring team will develop and market medical monitoring applications and services targeting medical conditions, like heart disease, Alzheimer, and epilepsy. The China market is especially important as aging parents with only one child and rationed health care will look for technology to help in caregiving and response.

Xcel has also hired an experienced business development director to lead in the marketing of the Company's new smartwatch and build upon the strong sales relationships that have been established with some of China's largest OEMs and carriers. The smartwatch will be the first smartwatch in China with a Mandarin voice command interface. Finally, Xcel is continuing to evaluate acquisition opportunities that have the potential to significantly add capabilities, new market opportunities, and build revenue in the wearable computing market.

Q3 Financial Results The Company announced record revenue of 1,229,908 for the third quarter of fiscal 2013 ended September 30, 2013. The Company reported a net loss of 474,932 as it had numerous one-time expenses in preparation for the launch of the smartwatch. Bookings for the quarter were over three times the billings number boding well for continued revenue growth in the fourth quarter.

Business Outlook The Company expects to see over a fivefold increase in year over year revenue for the 2013 year end due to growing location enabled security systems sales and the Q4 launch of the smartwatch, making 2013 a landmark year for the Company's growth. The Company also expects continued revenue growth in 2014 propelled by growing sales of the Company's new smartwatch and related application software and cloud connected subscription revenues.

About XcelMobility, Inc. XcelMobility is combining wearable computing devices, location based technologies, and cloud computing to become a leading developer of mobile internet products and services, specifically focused on China's burgeoning mobile market of well over 1 Billion users. The Company has recently reorganized into two divisions:

1. Wearable Computing Group - The Wearable Computing team leads a consortium of companies which are now selling China's first smartwatch with a Mandarin language voice command system. 2. Video and Security Group - The Video and Security team delivers location and video enhanced security systems for public and private security forces in China. It is building next generation security and surveillance systems that combine wearable computing, location based services and cloud based advanced video solutions.

In a Juniper Research report (October 2013) Juniper forecasted that the retail revenue from smart wearable devices, including smartwatches and glasses, will reach 19 billion by 2018. Through the Company's deep relationships with China's leading mobile operators and OEMs, and its ability to develop the most advanced wearable computing devices and software applications, it is rapidly securing a leadership position in China's wearable computing market. For more information visit: www.xcelmobility.com,

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Notice Regarding Forward-Looking Statements This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development of new business opportunities, zero operational impact and projected costs, future operations, revenue, profits, gross margins and results of operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com